Exhibit 10.29

FIRST AMENDMENT TO AGREEMENT FOR LEASE OF REAL PROPERTY
THIS FIRST AMENDMENT TO AGREEMENT FOR LEASE OF REAL PROPERTY (this “Amendment”) is made as of July 16, 2014, by and between PINNACLE HEALTH HOSPITALS, a Pennsylvania non-profit corporation (“Lessor”), and AMERICAN REALTY CAPITAL VII, LLC, a Delaware limited liability company (“Lessee”).
WHEREAS, Lessee and Lessor entered into that certain Agreement for Lease of Real Property, having an effective date of June 16, 2014 (the “Agreement”), with regard to the Property, as more particularly described in the Agreement. Lessee and Lessor wish to amend the Agreement as provided herein.
NOW, THEREFORE, in consideration of the mutual promise contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Agreement shall be amended as follows:

1.
Due Diligence Period. Notwithstanding anything in the Agreement to the contrary or any other agreements or understandings to the contrary between Lessee and Lessor, the Due Diligence Period shall expire at 11:59 P.M. EDT on August 1, 2014.

2.
Reciprocal Easement Agreements. Lessor and Lessee acknowledge that certain of the Properties do not have legal rights to use and/or access, among other things, certain public rights of way, private roadways, utilities, sidewalks, building connectors and/or parking areas located on the medical campus owned by Lessor and surrounding the Properties (each, a “Medical Campus,” and collectively, the “Medical Campuses”), and certain of the Medical Campuses do not have legal rights to use and/or access, among other things, public rights of way, private roadways, utilities, sidewalks, building connectors and/or parking areas located on the Properties. Accordingly, Lessor and Lessee shall use good faith efforts to negotiate one or more reciprocal easement agreements to grant Lessor and Lessee reciprocal easement rights to the areas and improvements described in the immediately preceding sentence (collectively, the “REAs”). Prior to the expiration of the Due Diligence Period, Lessor and Lessee shall agree upon the Properties that will require REAs, and the execution and delivery of each such REA by each of the parties shall be a condition precedent to Lessee’s obligation to close with respect to each applicable Property.

3.	Closing Deliveries. Section 10(a) of the Agreement is hereby modified by deleting the words “Intentionally Deleted” and substituting in lieu thereof the words “The REAs.”

4.	Conditions Precedent to Lessee’s Obligations. Section 13 of the Agreement is hereby modified by adding the following new subsection:

1

“(h) The Ground Leases, the Pinnacle Leases and the REAs shall be in form and substance mutually acceptable to Lessor and Lessee in their respective sole and absolute discretion.”

5.
Miscellaneous. Except as expressly modified hereby the terms of the Agreement shall remain in full force and effect as written. Capitalized terms used herein but not defined herein shall have the meanings given to such terms in the Agreement. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures on this Amendment which are transmitted electronically shall be valid for all purposes, however any party shall deliver an original signature of this Amendment to the other party upon request.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.

LESSEE:	LESSOR:

AMERICAN REALTY CAPITAL VII, LLC, a Delaware limited liability company	PINNACLE HEALTH HOSPITALS, a Pennsylvania non-profit corporation
By: /s/ Edward M. Weil, Jr Name: Edward M. Weil, Jr. Title: President	By: /s/ Michael Young Name: Michael Young Title: President/CEO